ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION OF

ATC TECHNOLOGY CORPORATION

Pursuant to the provisions of A.R.S. §10-1006, Arizona Business Corporation Act, the undersigned, being the President of ATC TECHNOLOGY CORPORATION, does hereby state as follows:

1.

The name of the corporation is ATC TECHNOLOGY CORPORATION.

2.

Attached hereto as Exhibit A is the text of each amendment to the Articles of Incorporation adopted.

3.

One amendment provides for the exchange, reclassification or cancellation of issued shares. Such actions will be implemented as follows:

Adoption of a Stock Exchange Agreement to be approved by the Board of Directors and Shareholders of the Corporation.

4.

The amendments were unanimously adopted by the Board of Directors on the 14th day of June, 2004.

5.

The amendments were unanimously approved by the shareholders on the 14th day of June, 2004. The corporation has 1,000 shares of outstanding and issued common stock, and all shares are entitled to vote herein. All shares voted for such Amendment.

DATED this 14th day of June, 2004.

                              By /s/ Keith Wong

                                 Keith Wong, President

EXHIBIT A

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
OF
ATC TECHNOLOGY CORPORATION

1.

Article IV of the Articles of Incorporation is amended to read as follows:

ARTICLE IV

Common and Preferred Stock

A.

The authorized common stock of this corporation shall be Three Hundred Million (300,000,000) shares, having no par value.

B.

The authorized preferred stock of the corporation shall be One Hundred Million (100,000,000) shares, without par value. The preferred stock may be issued, from time to time, in one or more series, each of such series to have such designation and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as are fixed by the Board of Directors from time to time. Authority is hereby expressly vested in and granted to the Board of Directors of this Corporation, from time to time, subject to the provisions of this paragraph, to adopt a resolution or resolutions dividing the shares of preferred stock into one or more series and, with respect to each such series, fixing the following:

(a)

The number of shares to constitute such series and the distinctive designation thereof;

(b)

The dividend rate on the shares of such series, if any, the date or dates on which dividends may be payable and the extent to which dividends may be cumulative;

(c)

The times, if any, when and the prices at which shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions and the amount, if any, in addition to any accumulated dividends thereon which the holders of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may differ in the case of shares redeemed through the operation of any purchase, retirement or sinking fund from the shares otherwise redeemed.

d) The amount, if any, in addition to any accumulated dividends thereon, which the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution or winding-up of this Corporation, which amount may vary depending on whether such liquidation, dissolution or winding-up is voluntary or involuntary and, if voluntary, may vary at different dates;

(e)

Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the extent to and manner in which such purchase, retirement UL sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes and the terms and provisions relative to the operation of said fund or funds;

(f)

Whether or not the shares of such series shall be convertible into shares of stock of any other class or classes, or of any other series of Preferred Stock or series of other class of shares, and if so convertible, the price or prices, the rate or rates of conversion and the method, if any, of adjusting the same;

(g)

The limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by this Corporation or any subsidiary of, the Common Stock or any other class or series of stock of this Corporation ranking on a parity with or junior to the shares of such series either as to dividends or upon liquidation;

(h)

The conditions or restrictions, if any, upon the creation of indebtedness of this Corporation or of any subsidiary, or upon the issue of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation;

(i)

The regular and/or special voting powers, if any, of such series; and,

(j)

Such other preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions, as shall not be inconsistent with this Article or applicable law. The Board of Directors also shall have authority to change the designation of shares, or the relative rights, preferences and limitations of the shares, of any theretofore established series of preferred stock, no shares of which have been issued and, further, the Board shall have authority to increase or decrease the number of shares of any series previously determined by it (provided, however, that the number of shares of any series shall not be decreased to a number less than that of the shares of that series then outstanding).

C.

The shares of common and preferred stock of the corporation shall be issuable for such consideration as is specified by the Board of Directors in its sole discretion (provided the same is not inconsistent with applicable law or the express provisions of these Articles), and upon receipt by this corporation of the consideration so specified, the shares so issued shall be deemed to be fully paid and non-assessable for all purposes.

D.

Each issued and outstanding share of common stock of the corporation shall be exchanged for Eighty Thousand (80,000) shares of common stock of the corporation.

2.

Article VIII of the Articles of Incorporation is amended to read as follows:

ARTICLE VIII

Liability of Directors

To the fullest extent permitted by the Arizona Revised Statutes, as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any action taken or amendment, or modification of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a Director of the Corporation occurring prior to such repeal, amendment or modification.

3.

Articles IX of the Articles of Incorporation is amended to read as follows:

ARTICLE IX

Indemnification of Officers, Directors, Employees and Agents

The corporation shall indemnify any person who incurs expenses or liabilities by reason of the fact he or she is or was an officer, director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

STATE OF ARIZONA CORPORATION COMMISSION I hereby certify this to be e true and complete copy of the document filed in this office and admitted to record in File No. 0993713-5

_______________

Executive Secretary

Dated: 7-16-04 By: /s/Pam Bedard